Exhibit 99.1

WOLFSPEED, INC.

Full Redemption Notice
for
0.875% Convertible Senior Notes due 2023
(CUSIP No. 225447 AB71)

December 8, 2021

Reference is made to that certain indenture (as the same may be amended from time to time, the “Indenture”), dated as of August 24, 2018, between Wolfspeed, Inc. (formerly Cree, Inc.), a North Carolina corporation, as issuer (the “Company”), and U.S. Bank National Association, as trustee, relating to the Company’s 0.875% Convertible Senior Notes due 2023 (the “Notes”). Capitalized terms used in this Notice without definition have the respective meanings given to them in the Indenture.

Pursuant to Section 15.01 of the Indenture, the Company elects to call for redemption (the “Redemption”) all outstanding Notes and designates December 23, 2021 as the Redemption Date for the Redemption.

On the Redemption Date, the Redemption Price will become due and payable on each Note to be redeemed, and interest thereon will cease to accrue on and after the Redemption Date. However, a Note that is called for Redemption will not be redeemed if it is converted with a Conversion Date occurring before the Redemption Date. Payment of the Redemption Price will be made through the facilities of the Depository Trust Company (“DTC”), and all redeemed Notes will be surrendered for payment of the Redemption Price in accordance with the applicable rules and procedures of DTC.

The Redemption Price for any Note called for Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date, which equates to a Redemption Price of $1,002.72222 per $1,000 principal amount of any Note called for Redemption.

The Holder of any Note called for Redemption may surrender such Note (or any portion thereof having a principal amount that is an integral multiple of $1,000) for conversion at any time prior to 5:00 p.m. (New York City time) on the second Scheduled Trading Day immediately preceding the Redemption Date. To convert any Note, the Holder thereof must comply with the applicable rules and procedures of DTC.

As of the date of this Redemption Notice, the Conversion Rate of the Notes is 16.6745 shares of Common Stock per $1,000 principal amount of Notes. However, pursuant to Section 13.03 of the Indenture, the Conversion Rate applicable to Notes called for Redemption that are converted with a Conversion Date occurring during the period from, and including, the date of this
1 No representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in this Redemption Notice and the Holder should rely only on the other identification numbers printed on the Notes.

Redemption Notice to, and including, the second Scheduled Trading Day immediately preceding the Redemption Date will be increased by 0.1024 Additional Shares to 16.7769 shares of Common Stock per $1,000 principal amount of Notes. The Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after the date of this Redemption Notice and before the Redemption Date will be Physical Settlement.

TO TIMELY ELECT TO CONVERT ANY NOTES CALLED FOR REDEMPTION, SUCH NOTES MUST BE SUBMITTED FOR CONVERSION IN COMPLIANCE WITH THE APPLICABLE RULES AND PROCEDURES OF DTC NO LATER THAN 5:00 P.M. (NEW YORK CITY TIME) ON DECEMBER 21, 2021. AFTER SUCH TIME, THE RIGHT TO CONVERT ANY NOTES CALLED FOR REDEMPTION WILL TERMINATE.

The Trustee is acting as Paying Agent and Conversion Agent under the Indenture, and the Trustee’s address for purposes of surrendering the Notes is U.S. Bank National Association, 214 North Tryon Street, 27th Floor, Charlotte, North Carolina, Attention: Corporate Trust Services—Wolfspeed, Inc.

Sincerely,

WOLFSPEED, INC.
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